UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 27, 2011

KILROY REALTY CORPORATION

KILROY REALTY, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Kilroy Realty Corporation)	001-12675 (Kilroy Realty Corporation)	95-4598246 (Kilroy Realty Corporation)
Delaware (Kilroy Realty, L.P.)	000-54005 (Kilroy Realty, L.P.)	95-4612685 (Kilroy Realty, L.P.)
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California	90064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 481-8400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

Recent Developments

The information included on this Current Report on Form 8-K under this Item 8.01 provides a summary of information with respect to recent developments of Kilroy Realty Corporation and Kilroy Realty, L.P.

Recently completed acquisitions. Since March 31, 2011, we have acquired the following four office projects encompassing an aggregate of approximately 1.1 million rentable square feet for an aggregate net purchase price of approximately $380.0 million, including the assumption of approximately $30.0 million of mortgage indebtedness:

•

Plaza at Yarrow Bay. We acquired four office buildings located at 10210, 10220 and 10230 NE Points Drive and 3933 Lake Washington Boulevard NE in Kirkland, Washington, which encompass an aggregate of approximately 280,000 rentable square feet.

•	Key Center. We acquired an office building known as Key Center located in Bellevue, Washington, which encompasses approximately 488,000 rentable square feet and is subject to a long-term ground lease.

•

10770 Wateridge Circle. We acquired an office building located at 10770 Wateridge Circle, San Diego, California, which is in the Sorrento Mesa submarket and encompasses approximately 174,000 rentable square feet.

•	4040 Civic Center Drive. We acquired an office building located at 4040 Civic Center Drive, San Rafael, California, which encompasses approximately 127,000 rentable square feet.

Including the recently completed acquisitions discussed above, for the year to date, we have acquired a total of five office projects encompassing an aggregate of approximately 1.2 million rentable square feet for an aggregate net purchase price of approximately $413.0 million, including the assumption of approximately $30.0 million of mortgage indebtedness.

Potential acquisitions. As a key component of our growth strategy, we continually evaluate property acquisition opportunities as they arise. As a result, we typically have one or more potential acquisitions under consideration that are in varying stages of negotiation and due diligence review, or under contract, at any point in time. Although we are currently a party to definitive agreements to acquire certain properties, those agreements are subject to closing conditions and other uncertainties and there can be no assurance that we will acquire the properties subject to those agreements. Likewise, we cannot provide assurance that we will enter into any additional definitive agreements to acquire properties or, if we do, that the acquisitions will close. Costs associated with acquisitions are expensed as incurred and we may be unable to complete an acquisition after making a nonrefundable deposit or incurring acquisition-related costs. In addition, acquisitions are subject to various other risks and uncertainties.

Possible dispositions. As part of our ongoing capital recycling program, we are evaluating the possible disposition of approximately $175 million to $200 million of office and industrial projects. However, we cannot provide assurance that we will consummate any of these possible dispositions or, if we do, that the amount of proceeds from those dispositions will not be less, perhaps substantially, than the foregoing amounts.

Amendment of credit facility. We entered into a first amendment to our $500 million unsecured revolving credit facility on June 22, 2011. The amendment includes, among other things, extending the maturity date from August 10, 2013 to August 10, 2015 and reducing both the interest rate spread for eurodollar loans from 2.675% to 1.750% and the facility fee from 57.5 basis points to 35.0 basis points based on our current credit ratings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION

By:	/S/ HEIDI R. ROTH
Heidi R. Roth
Senior Vice President and Controller

Date: June 27, 2011

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY, L.P.

By:	KILROY REALTY CORPORATION,
Its general partner

By:	/S/ HEIDI R. ROTH
Heidi R. Roth
Senior Vice President and Controller

Date: June 27, 2011